EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	State or other jurisdiction of organization	Percentage of voting securities owned by its immediate parent at September 30, 2016
Sevcon USA, Inc.	Delaware	100%
Sevcon Security Corp.	Massachusetts	100%
Sevcon Limited	United Kingdom	100%
Industrial Capacitors (Wrexham) Limited	United Kingdom	100% (A)
Sevcon SAS	France	100%
Sevcon S.r.l.	Italy	100% (A)
Bassi S.r.l.	Italy	100% (B)
Sevcon Asia Limited	South Korea	100%
Sevcon Japan KK	Japan	100%
Sevcon New Energy Technology (Hubei) Company Limited	China	50%
(A) Owned by Sevcon Limited
(B) Owned by Sevcon S.r.l.